UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     January 15, 2008

Cephalon, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19119	23-2484489
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

41 Moores Road
Frazer, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code            (610) 344-0200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05   Costs Associated with Exit or Disposal Activities

                On January 15, 2008, management of Cephalon, Inc. (the “Company”) announced a restructuring plan under which the Company intends to (i) transition manufacturing activities at its CIMA LABS INC. (“CIMA”) facility in Eden Prairie, Minnesota, to the Company’s recently expanded manufacturing facility in Salt Lake City, Utah, and (ii) consolidate at CIMA’s Brooklyn Park, Minnesota, facility certain drug delivery research and development activities currently performed in Salt Lake City. The transition of manufacturing activities and the closure of the Eden Prairie facility is expected to be completed within two to three years.  The consolidation of drug delivery R&D activities at Brooklyn Park is expected to be completed in 2008.  The plan is intended to increase efficiencies in manufacturing and research and development activities, reduce the Company’s cost structure, and enhance competitiveness.

                As a result of this plan, the Company will incur certain costs associated with exit or disposal activities.  As part of the plan, the Company estimates that approximately 90 jobs will be eliminated in total, with approximately 170 net jobs eliminated at CIMA and approximately 80 net jobs added in Salt Lake City.

The estimated pretax costs of the plan are expected to be approximately $34 million to $47 million in total.  Approximately 60% of the total pretax costs are expected to be non-cash charges associated with accelerated depreciation of plant and equipment at the Eden Prairie facility.  The Company estimates that the remaining 40% of the cumulative pretax costs will result in future cash outlays primarily related to severance costs and costs associated with the transfer of manufacturing technology.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CEPHALON, INC.

Date: January 15, 2008	By:	/s/ J. Kevin Buchi
J. Kevin Buchi
Executive Vice President and Chief Financial Officer